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                                                                   Exhibit 10.39

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                     BETWEEN

                               FLEET NATIONAL BANK

                                       AND

                          SIGNAL TECHNOLOGY CORPORATION



                                     Dated:

                                February 27, 2001


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                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


         THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is made as of February 27, 2001, by and between SIGNAL TECHNOLOGY CORPORATION ("SIGNAL"), a Delaware corporation having its chief executive office at 222 Rosewood Drive, Danvers, Massachusetts 01923 (the "BORROWER"), and FLEET NATIONAL BANK, a national bank having its head office at 100 Federal Street, Boston, Massachusetts 02110 ("FLEET" or the "LENDER").

         WHEREAS, the Borrower and the Lender are parties to a Second Amended and Restated Credit Agreement dated as of September 30, 1993 (as amended, the "EXISTING CREDIT AGREEMENT").

         WHEREAS, the Borrower and the Lender desire to amend the Existing Credit Agreement and to restate the Existing Credit Agreement as so amended.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

                                   SECTION I

                                   DEFINITIONS

         1.1 DEFINITIONS. All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

         AFFECTED LOANS.  See Section 2.10.

         AFFILIATE. With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding five percent (5%) or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person five (5%) or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

         AGREEMENT. This Third Amended and Restated Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented, amended or restated from time to time.

         ALTERNATE BASE RATE. The greater of (i) the variable annual rate of interest announced from time to time by the Lender at its head office as its "Base Rate," and (ii) the Federal Funds Effective Rate plus " of 1% per annum (rounded upwards, if necessary, to the next " of 1%). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change.




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         APPLICABLE MARGIN. As of any date, with respect to Base Rate Loans,
LIBOR Loans, Commitment Fees or Letter of Credit Fees, the applicable percentage set forth below:

      Base Rate Loans                   LIBOR Loans                Commitment Fee             Letter of Credit Fees
-----------------------------    --------------------------    ------------------------     --------------------------
           0.00%                           1.50%                        0.25%                         1.25%

         ARIZONA MORTGAGE. The existing mortgage in favor of the Lender with respect to the Arizona Real Estate, as amended, modified, supplemented or restated from time to time.

         ARIZONA REAL ESTATE. The real estate and buildings located at 340 North Roosevelt Street, Chandler, Arizona, owned by Signal.

         ASSIGNEE. See Section 9.1.

         BASE RATE LOAN. Any Loan bearing interest determined with reference to the Alternate Base Rate.

         BORROWER. See Preamble.

         BORROWER'S ACCOUNTANTS. PricewaterhouseCoopers LLP, or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Lender.

         BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

         CAPITAL EXPENDITURES. Without duplication, any expenditure by the Borrower or any of its Subsidiaries for fixed or capital assets, leasehold improvements, capital leases, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount (as determined under GAAP) of the obligations under such lease to pay rent and other amounts, and (iii) expenditures in any construction in progress account of the Borrower.

         CLOSING DATE. The first date on which the conditions set forth in Sections 3.1 and 3.2 have been satisfied and any Loans are to be made hereunder.

         CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.



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         COLLATERAL. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

         COMMITMENT. The total of the Revolving Credit Commitment, the Equipment Loan Commitment and the Term Loan Commitment.

         COMMITMENT FEE. See Section 2.5(a).

         COMPANIES. See Section 2.1(c).

         CONSOLIDATED NET INCOME. With respect to any Person, for any fiscal period, the consolidated net income of such Person and its Subsidiaries for such period, as determined in accordance with GAAP, provided that in no event shall Consolidated Net Income include: (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lender; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) any extraordinary or nonrecurring gains; (iv) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;
(v) the net earnings of any business entity (other than a Subsidiary) in which such Person or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by such Person or such Subsidiary in the form of cash distributions; (vi) the proceeds of any life insurance policy; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

         CONTINGENT LIABILITIES. As of any date, the aggregate loss contingencies of the Borrower and its Subsidiaries, as defined by GAAP but without regard to whether any such loss contingency is probable, reasonably possible or remote and without regard to whether any loss contingency would have to be accrued on the Borrower's financial statements under GAAP.

         DEFAULT. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

         DRAWDOWN DATE. The Business Day on which any Loan is made or is to be made.

         EATON LIABILITIES. All liabilities and obligations of the Borrower and its Subsidiaries (i) to indemnify Eaton Corporation and (ii) for related remediation costs, as described on EXHIBIT C attached hereto.

         EBITDA. For any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent excluded or deducted in computing such Consolidated Net Income, (i) Interest Expense, (ii) taxes, (iii) depreciation, (iv) amortization and (v) non-cash charges for stock options granted to Persons who are not employees of the Borrower, in each case determined in accordance with GAAP; PROVIDED that for purposes of calculating EBITDA for the Borrower's fiscal quarter ended December 31, 2000, there shall also be added to Consolidated Net Income for such fiscal quarter the amount of the reserve for the Eaton Liabilities (up to a maximum of $9,000,000) established by the Borrower as of December 31, 2000. To the extent that any amount which was excluded or deducted in computing Consolidated Net Income and




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which is to be added back in computing EBITDA pursuant to the preceding sentence was a negative number, the amount to be added back shall be such negative number.

         ENCUMBRANCES.  See Section 7.3.

         ENVIRONMENTAL LAWS. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

         EQUIPMENT LOAN COMMITMENT. The maximum dollar amount of credit which the Lender has agreed to loan to the Borrower as Equipment Loans upon the terms and subject to the conditions of this Agreement, initially Three Million Dollars ($3,000,000), as the Lender's Equipment Loan Commitment may be modified pursuant hereto from time to time.

         EQUIPMENT LOAN MATURITY DATE. January 31, 2005.

         EQUIPMENT LOAN NOTE. See Section 2.2(b).

         EQUIPMENT LOANS. See Section 2.1(b).

         EQUIPMENT REVOLVER TERMINATION DATE. January 31, 2002.

         ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

         ERISA AFFILIATE. Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 414(b),
(c), (m) or (o) of the Code.

         ERISA EVENT. (a) Any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice



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concerning the imposition of Withdrawal Liability (as defined in Part I of
Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a material "prohibited transaction" with respect to which the Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability to the Borrower.

         EVENT OF DEFAULT. Any event described in Section 8.1.

         EXISTING CREDIT AGREEMENT. See Preamble.

         FEDERAL FUNDS EFFECTIVE RATE. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

         FLORIDA MORTGAGE. The existing mortgage in favor of the Lender with respect to the Florida Real Estate, as amended, modified, supplemented or restated from time to time.

         FLORIDA REAL ESTATE. The real estate and buildings located at 84 Hill Avenue, Fort Walton Beach, Florida, owned by Signal.

         FUNDED DEBT. As of any date, as applied to the Borrower and its Subsidiaries on a consolidated basis, (i) Indebtedness for borrowed money and other extensions of credit, including letters of credit, (ii) Indebtedness in respect of capitalized lease obligations, (iii) all other interest bearing obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, (iv) all Guarantees of the foregoing and (v) Indebtedness in respect of holdback and earnout payments due or to become due to sellers in connection with any Permitted Acquisition, PROVIDED, HOWEVER, that any such holdback and earnout payments which are contingent upon the acquired Person satisfying some future condition shall not be deemed to be Indebtedness for purposes of this definition of Funded Debt until such time as such payments actually become due and payable.

         GAAP. Generally accepted accounting principles, consistently applied.

         GUARANTEES. As applied to the Borrower and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.



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         HAZARDOUS MATERIAL. Any substance: (i) the presence of which requires or may hereafter require notification, investigation, removal or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste," "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any applicable state of the United States, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

         INDEBTEDNESS. As applied to the Borrower and its Subsidiaries on a consolidated basis, without duplication, (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, (v) all Guarantees, (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Borrower or any of its Subsidiaries and (vii) all other obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding anything in the nature of capital stock, capital surplus and retained earnings.

         INITIAL FINANCIAL STATEMENT.  See Section 4.6.

         INTEREST EXPENSE. For any fiscal period, the consolidated interest expense (including imputed interest on capitalized lease obligations) and amortized debt discount on Indebtedness of the Borrower and its Subsidiaries for such period.
         INTEREST PERIOD. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one (1), two (2) or three (3) months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Conversion; PROVIDED that:

                  (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;



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                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

                  (iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date; and

                  (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

         INVESTMENT. As applied to the Borrower and its Subsidiaries, (a) the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), (b) any loan, advance or extension of credit (excluding accounts receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), (c) any real estate held for sale or investment, any securities or commodities futures contracts held, (d) any other investment in any other Person (including any Subsidiary), and (e) the making of any commitment or acquisition of any option to make an Investment.

         IRB INDEBTEDNESS. The Indebtedness of the Borrower (whether as principal obligor, guarantor or otherwise) with respect to the obligations of:
(i) ST Olektron Corp. (predecessor in interest to Signal) under the Reimbursement Agreement, dated November 1, 1988, between ST Olektron Corp. and The First National Bank of Boston (predecessor in interest to BankBoston, N.A., predecessor in interest to the Lender); (ii) ST Microsonics Corp. (predecessor in interest to Signal) under (A) the Mortgage, Security and Trust Agreement, dated as of June 1, 1981, among ST Microsonics Corp., The First National Bank of Boston, as trustee, and the Massachusetts Industrial Finance Agency, (B) the Loan Agreement, dated as of June 1, 1981, between ST Microsonics Corp. and the Massachusetts Industrial Finance Agency, and (C) the Guaranty Agreement, dated as of June 1, 1981, relating to items (A) and (B); and (iii) Signal under the Guaranty, dated November 1, 1988, among Signal, The First National Bank of Boston, as trustee, and the Town of Webster, Massachusetts; all as in effect from time to time.

         IRS. Internal Revenue Service.

         ISSUING BANK. Fleet.

         LENDER. See Preamble.

         LETTER OF CREDIT APPLICATIONS. Applications for Letters of Credit in such form as may be required by the Issuing Bank from time to time which are executed and delivered by the Borrower to the Issuing Bank pursuant to Section 2A, as the same may be amended or supplemented from time to time.

         LETTER OF CREDIT FEE. See Section 2.5(b).

         LETTER OF CREDIT SUBLIMIT. Ten Million Dollars ($10,000,000).


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

         LETTERS OF CREDIT. See Section 2A.l.

         LEVERAGE RATIO. As of the end of any fiscal quarter, the ratio of (i) Funded Debt as of the end of such fiscal quarter to (ii) EBITDA for the period of the four consecutive fiscal quarters then ended.

         LIBOR LOAN. Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

         LIBOR RATE. With respect to any LIBOR Loan for any Interest Period, the rate per annum as determined by the Lender on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the Drawdown Date of such LIBOR Loan; provided, however, that if the rate described above does not appear on the Telerate System on applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by the Lender. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the LIBOR Rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days preceding the first day of such Interest Period.

         LIBOR RESERVE PERCENTAGE. For any Interest Period, the aggregate of the maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which any Lender is subject with respect to "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors). The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

         LOAN DOCUMENTS. This Agreement, the Notes, the Letter of Credit Applications and the Security Documents, together with any agreements, instruments or documents executed and delivered pursuant to or in connection with any of the foregoing.

         LOANS. The Loans made or to be made by the Lender to the Borrower pursuant to Section II of this Agreement, including Revolving Credit Loans, Equipment Loans, Term Loans and unpaid Reimbursement Obligations.

         MAXIMUM DRAWING AMOUNT. The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit.



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         MULTIEMPLOYER PLAN. Any plan which is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

         NOTE RECORD. Any internal record, including a computer record, maintained by the Lender with respect to any Loan.

         NOTES. The Revolving Credit Note and the Equipment Loan Note.

         NOTICE OF BORROWING OR CONVERSION. The notice, substantially in the form of EXHIBIT B hereto, to be given by the Borrower to the Lender to request a Loan or to convert an outstanding Loan of one Type into a Loan of another Type, in accordance with Section 2.3.

         OBLIGATIONS. Any and all obligations of the Borrower to the Lender and the Issuing Bank of every kind and description (including, without limitation, Revolving Credit Loans, Equipment Loans, Term Loans and Reimbursement Obligations), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

         OPERATING CASH FLOW. For any fiscal period, an amount equal to (i) EBITDA for such period, PLUS (ii) all holdback and earnout payments made during such period by the Borrower and its Subsidiaries to sellers in connection with a Permitted Acquisition, but only to the extent such payments have been expensed in computing EBITDA for such period, MINUS (iii) cash payments of taxes on income made by the Borrower and its Subsidiaries during such period, and MINUS
(iv) Capital Expenditures made by the Borrower and its Subsidiaries during such period that were not financed in whole or in part with the proceeds of Equipment Loans, PROVIDED, HOWEVER that there shall not be subtracted pursuant to this clause (iv) Capital Expenditures (x) made with the proceeds of Indebtedness permitted by Section 7.1(h), (y) up to $5,000,000 made during the year ended December 31, 2000 or (z) up to $7,000,000 made during the year ending December 31, 2001.

         PARTICIPANT. See Section 9.2.

         PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         PENSION PLAN. Any Plan which is an "employee pension benefit plan" (as defined in ERISA).

         PERMITTED ACQUISITIONS. See Section 7.7(f).

         PERMITTED ENCUMBRANCES. See Section 7.3.

         PERSON. Any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.



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

         PLAN. Any "employee pension benefit plan" or "employee welfare benefit plan" (each as defined in Section 3 of ERISA) maintained by the Borrower or any of its Subsidiaries.

         PROHIBITED TRANSACTION. Any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         QUALIFIED INVESTMENTS. As applied to the Borrower and its Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America and that have maturity dates not more than one year from the date of acquisition, (ii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than one year from the date of acquisition, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or their successors, and in each case maturing not more than one year from the date of acquisition, (iv) any repurchase agreement secured by any one or more of the foregoing, and (v) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $500,000 in the aggregate outstanding at any one time, PROVIDED that advances to any single employee shall not exceed $20,000 in the aggregate.

         REAL PROPERTY SECURITY DOCUMENTS. The following documents, in each case as amended and in effect from time to time: (i) the Arizona Mortgage, (ii) the Florida Mortgage and (iii) all title policies, endorsements, attornment and other agreements related to items (i) and (ii).

         REIMBURSEMENT OBLIGATION. The obligation of the Borrower to reimburse the Issuing Bank and the Lender on account of any drawing under any Letter of Credit as provided in Section 2A.2.

         RESPONSIBLE OFFICER. The chief financial officer of the Borrower and any other officer of the Borrower designated by the chief financial officer to sign Notices of Borrowing or Conversion.

         RESTRICTED PAYMENT. Any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property to or for the benefit of any Person who holds an equity interest in the Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock.

         REVOLVING CREDIT COMMITMENT. The maximum dollar amount of credit which the Lender has agreed to loan to the Borrower as Revolving Credit Loans or make available to the Borrower pursuant to Letters of Credit upon the terms and subject to the conditions of this Agreement, initially Twenty Million Dollars ($20,000,000), as the Lender's Revolving Credit Commitment may be modified pursuant hereto from time to time.

         REVOLVING CREDIT LOANS. See Section 2.1(a).

         REVOLVING CREDIT MATURITY DATE. February 27, 2004.

         REVOLVING CREDIT NOTE. See Section 2.2(a).

         SECURITY DOCUMENTS. The Real Property Security Documents, in each case as amended and/or restated and in effect from time to time; security documents in form and substance satisfactory to the Lender to secure any Letter of Credit related to the Eaton Liabilities, as required by Section 3.2(g); and any additional documents evidencing or perfecting the Lender's lien on the Collateral.

         SECURED OBLIGATIONS. Any and all obligations of the Borrower to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary due or to become due, now existing or hereafter arising, in respect of the Term Loans, and including obligations to perform acts and refrain from taking action as well as obligations to pay money with respect to the Term Loans. The Secured Obligations shall not include Obligations for the principal of, interest on, or fees relating to, the Revolving Credit Loans, the Revolving Credit Commitment, Reimbursement Obligations, the Equipment Loans or the Equipment Loan Commitment.

         SIGNAL. See Preamble.

         SUBSIDIARY. With respect to any Person, any corporation, association, joint stock company, business trust, partnership, limited liability company or other similar organization of which more than 50% of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has more than a 50% ownership interest.

         TERM LOANS. See Section 2.1(c).

         TERM LOAN MATURITY DATE. January 31, 2003.

         TOTAL DEBT SERVICE. For any period, the sum of (i) Interest Expense for such period, PLUS (ii) the aggregate amount of all principal payments (other than payments of Revolving Credit Loans and payments of Equipment Loans prior to the Equipment Revolver Termination Date) made, accrued or becoming due during such period in respect of any Indebtedness of the Borrower and its Subsidiaries, PLUS (iii) all holdback and earnout payments made during such period by the Borrower and its Subsidiaries to sellers in connection with a Permitted Acquisition.

         TOTAL EQUIPMENT LOAN OUTSTANDINGS. At any time, the aggregate outstanding principal balance of Equipment Loans at such time.

         TOTAL REVOLVING CREDIT OUTSTANDINGS. At any time, the sum of (i) the aggregate outstanding principal balance of Revolving Credit Loans at such time, and (ii) the Maximum Drawing Amount at such time.

         TYPE. A LIBOR Loan or a Base Rate Loan.

         1.2 RULES OF INTERPRETATION.

              (a) All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP applied on a consistent basis. All calculations for the purposes of Section VI hereof shall be made in accordance with GAAP.

              (b) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

              (c) The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

              (d) A reference to any Person includes its permitted successors and permitted assigns.

              (e) The words "include," "includes" and "including" are not limiting.

              (f) The words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

              (g) All terms not specifically defined herein or by GAAP that are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, shall have the meanings assigned to them in such Uniform Commercial Code.

                                   SECTION II

                              DESCRIPTION OF CREDIT

         2.1 LOANS.

              (a) REVOLVING CREDIT LOANS. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, the Lender agrees to make revolving credit loans (the "REVOLVING CREDIT LOANS") to the Borrower upon the Borrower's request from time to time from and after the Closing Date and prior to the Revolving Credit Maturity Date, PROVIDED that the Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1(a), from time to time between the Closing Date and the Revolving Credit Maturity Date upon request given to the Lender pursuant to
Section 2.3. Each request for a Revolving Credit Loan or Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.

              (b) EQUIPMENT LOANS. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, the Lender agrees to make loans for the purchase of equipment (the "EQUIPMENT LOANS") to the Borrower upon the Borrower's request from time to time from and after the Closing Date and prior to the Equipment Revolver Termination Date, PROVIDED that the Total Equipment Loan Outstandings (after giving effect to all requested Equipment Loans) shall not at any time exceed the Equipment Loan Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1(b), from time to time between the Closing Date and the Equipment Revolver Termination Date upon request given to the Lender pursuant to Section 2.3. Each request for an Equipment Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.

              (c) TERM LOANS. The Borrower and the Lender acknowledge and agree that the Lender (successor in interest to BankBoston, N.A., successor in interest to The First National Bank of Boston), (1) on March 31, 1993, advanced funds to the Borrower and ST Microsonics Corp., ST Olektron Corp., ST Microwave Corp., Signal Securities, Inc., ST Microwave (Arizona) Corp., ST Real Estate Corp., ST Keltec Corp. and OMI Acquisition Corp. (collectively with the Borrower, the "COMPANIES") on a joint and several basis for the purpose of funding the acquisition of the real estate and buildings located at 340 North Roosevelt Street, Chandler, Arizona, and (2) on April 14, 1992, advanced funds to the Companies on a joint and several basis for the purpose of funding the acquisition of the real estate and buildings located at 84 Hill Avenue, Fort Walton Beach, Florida (collectively, the "TERM Loans"). The unpaid balance of the Term Loans as of the Closing Date is Four Million Nine Hundred Thousand Dollars ($4,900,000).

              (d) LIMITATIONS. Each LIBOR Loan shall be in a minimum principal amount of $500,000 or in integral multiples of $100,000 in excess of such minimum amount, and each Base Rate Loan shall be in a minimum principal amount of $100,000 or in integral multiples of $100,000 in excess of such minimum amount. No more than ten (10) LIBOR Loans may be outstanding at any time.

              (e) CONVERSIONS. Upon the terms and subject to the conditions and limitations of this Agreement, the Borrower may convert all or any part of any outstanding Loan into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Loan shall be the last day of the Interest Period applicable to such LIBOR Loan). The Borrower shall give the Lender prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.

              (f) TERMINATION OR REDUCTION OF COMMITMENTS.

                  (i) The Revolving Credit Commitment shall terminate at 5:00 p.m. Boston time on the Revolving Credit Maturity Date and the Equipment Loan Commitment shall terminate at 5:00 p.m. Boston time on the Equipment Revolver Termination Date.

                  (ii) The Revolving Credit Commitment shall be reduced upon and by the amount of each mandatory repayment or prepayment of Revolving Credit Loans made pursuant to Sections 2.6(f) and (g) hereof.

                  (iii) The Equipment Loan Commitment shall be reduced upon and by the amount of each mandatory repayment or prepayment of Equipment Loans made prior to the Equipment Revolver Termination Date pursuant to Sections 2.6(f) and (g) hereof. On and after the Equipment Revolver Termination Date, the Equipment Loan Commitment shall be reduced upon and by the amount of each mandatory or optional repayment or prepayment of the Equipment Loans.

                  (iv) Subject to the provisions of Section 2.6 regarding mandatory payments, the Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Lender to reduce by $1,000,000, and in integral multiples of $1,000,000 if in excess thereof, the Revolving Credit Commitment or to terminate entirely the Revolving Credit Commitment, whereupon the Revolving Credit Commitment shall be reduced by the amount specified in such notice or shall, as the case may be, be terminated entirely.

                  (v) Subject to the provisions of Section 2.6 regarding mandatory payments, the Borrower shall have the right at any time and from time to time prior to the Equipment Revolver Termination Date, upon five (5) Business Days' prior written notice to the Lender to reduce by $500,000, and in integral multiples of $500,000 if in excess thereof, the Equipment Loan Commitment or to terminate entirely the Equipment Loan Commitment, whereupon the Equipment Loan Commitment shall be reduced by the amount specified in such notice or shall, as the case may be, be terminated entirely.

                  (vi) If, as a result of any reduction of the Revolving Credit Commitment, the Maximum Drawing Amount at the time would exceed the Revolving Credit Commitment or the amount of Letters of Credit permitted to be outstanding under Sections 2.1(a) and 2A.1 hereof, the Borrower shall, as a condition precedent to any such reduction, deposit with and pledge to the Lender for the benefit of the Lender and the Issuing Bank cash in an amount equal to 105% of such excess. If any Letters of Credit would remain outstanding after the effective date of termination of the Revolving Credit Commitment, in addition to satisfaction of all other applicable terms and conditions of this Agreement, the Borrower shall deposit with and pledge to the Lender cash in an amount equal to 105% of the Maximum Drawing Amount at the effective date of such termination.

                  (vii) No reduction or termination of any Commitment may be reinstated.

         2.2 THE NOTES.

              (a) The Revolving Credit Loans shall be evidenced by a promissory note in substantially the form of EXHIBIT A-1 hereto, dated as of the Closing Date (the "REVOLVING CREDIT NOTE").

              (b) The Equipment Loans shall be evidenced by a promissory note in substantially the form of EXHIBIT A-2 hereto, dated as of the Closing Date (the "EQUIPMENT LOAN NOTE").

              (c) The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on any Note, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment. The outstanding amount of the Loans set forth on the Note Record shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Lender's Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

         2.3 NOTICE AND MANNER OF BORROWING OR CONVERSION OF LOANS.


              (a) Whenever the Borrower desire to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another Type, the Borrower shall give the Lender a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion, which telephonic notice shall be irrevocable and which must be received no later than 2:00 p.m. Boston time on the date which is (i) one (1) Business Day before the day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (ii) three (3) Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan. Such Notice of Borrowing or Conversion shall specify (A) the effective date and amount of each Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1, (B) the interest rate option requested to be applicable thereto, and (C) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term "Interest Period"). If such Notice of Borrowing or Conversion fails to specify the interest rate option to be applicable to the requested Loan, then the Borrower shall be deemed to have requested a Base Rate Loan. If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Lender, the records of the Lender shall control absent manifest error.

              (b) Subject to the provisions of the definition of the term "Interest Period" herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) month's duration. If the Lender receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective. If the Lender does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice of Borrowing or Conversion must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrower shall have failed to satisfy any of the conditions hereof, the Borrower shall be deemed to have elected to convert such outstanding Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

         2.4 INTEREST RATES AND PAYMENTS OF INTEREST.

              (a) Each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Alternate Base Rate or the Applicable Margin, as provided below. Such interest shall be payable monthly in arrears on the first Business Day of each month.

              (b) Each Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, which rate shall change with any change in the Applicable Margin, as provided below. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof.

              (c) If an Event of Default shall have occurred and be continuing, then at the option of the Lender (i) the unpaid principal balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to two percent (2%) per annum above the interest rate applicable to each such Loan in effect on the day such Event of Default occurs, until such Event of Default is cured or waived, and (ii) the Borrower shall pay to the Lender a fee (in addition to the Letter of Credit Fee) equal to two percent (2%) per annum of the Maximum Drawing Amount of all Letters of Credit outstanding during the period from the occurrence of such Event of Default until such Event of Default is cured or waived.

              (d) So long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which the Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors), the Borrower shall pay to the Lender additional interest on the unpaid principal amount of each LIBOR Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the LIBOR Reserve Percentage of the Lender for such Interest Period. Such additional interest shall be determined by the Lender and notified to the Borrower, and shall be payable on each date on which interest is payable on such LIBOR Loan.

              (e) All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to payment of interest. This provision shall control every other provision of all Loan Documents.

         2.5 FEES.

              (a) The Borrower shall pay to the Lender a commitment fee (the "COMMITMENT FEE"), computed on a daily basis and payable quarterly in arrears on the first Business Day of each quarter, equal to (i) the average amount by which the Revolving Credit Commitment exceeds the Total Revolving Credit Outstandings during such fiscal quarter, MULTIPLIED BY (ii) the Applicable Margin.

              (b) The Borrower shall pay to the Lender for the benefit of the Issuing Bank and the Lender a fee (the "LETTER OF CREDIT FEE"), payable quarterly in arrears on the first Business Day of each quarter, at a rate per annum equal to (i) the Maximum Drawing Amount of each Letter of Credit multiplied by (ii) the Applicable Margin.

              (c) The Borrower shall pay to the Lender on the Closing Date a closing fee of $50,000.

              (d) The Borrower shall pay to the Lender such other fees as the Borrowers and the Lender shall mutually agree.

              (e) The Borrower authorizes the Issuing Bank and the Lender to charge to their Note Record or to any deposit account which the Borrower may maintain with any of them the unpaid interest, fees, charges, taxes and expenses provided for in this Agreement, the other Loan Documents or any other document executed or delivered in connection herewith or therewith.

         2.6 PAYMENTS AND PREPAYMENTS OF THE LOANS.

              (a) On the Revolving Credit Maturity Date, the Borrower shall pay in full the unpaid principal balance of all outstanding Revolving Credit Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto.

(b) The Borrower shall pay the unpaid principal of the Equipment Loans as of the Equipment Revolver Termination Date in twelve (12) equal consecutive quarterly installments of $250,000 on the first Business Day of January, April, July and October in each year, commencing January 2, 2002, with the unpaid principal balance of the Equipment Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto, due and payable in full on the Equipment Loan Maturity Date.

              (c) The Borrower shall pay the unpaid balance of the Term Loans in quarterly installments of $100,000 each on the first Business Day of January, April, July and October in each year, with the unpaid principal balance of the Term Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto, due and payable in full on the Term Loan Maturity Date.

              (d) If at any time the Total Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower shall immediately pay the amount of any such excess to the Lender for application to the Revolving Credit Loans. If at any time the Total Equipment Loan Outstandings exceed the Equipment Loan Commitment, the Borrower shall immediately pay the amount of any such excess to the Lender for application to the Equipment Loans.

              (e) LIBOR Loans may be prepaid by the Borrower at any time, subject to the provisions of Section 2.8, upon three (3) Business Days' notice to the Lender. Base Rate Loans may be prepaid by the Borrower at any time, without premium or penalty, upon one (1) Business Day's notice to the Lender. Any such notice of prepayment by the Borrower shall be irrevocable. Prepayments of Revolving Credit Loans may be reborrowed to the extent provided in Section 2.1(a) and prepayments of Equipment Loans may be reborrowed to the extent provided in Section 2.1(b).

              (f) The Borrower shall pay to the Lender for application to the Loans, as provided in subsection (g) below, an amount equal to 100% of the net cash proceeds received by the Borrower or any of its Subsidiaries from (i) sales of assets by the Borrower or any of its Subsidiaries (including sales of any securities (other than cash or cash equivalents) owned by the Borrower or any of its Subsidiaries but excluding sales of inventory and obsolete or worn-out equipment in the ordinary course of business) yielding in excess of $500,000 of proceeds in the aggregate, provided that the amount required to be repaid pursuant to this clause (i) shall only be equal to the amount by which the net cash proceeds received by the Borrower or any of its Subsidiaries exceeds $500,000 and (ii) issuances of Indebtedness.

              (g) All mandatory prepayments made pursuant to subsection (f) above shall be applied, as follows:

              (i) first, to the payment of the outstanding principal balance of Revolving Credit Loans, except that to the extent such prepayment is made with the net cash proceeds of sales of assets purchased with proceeds of Equipment Loans, such prepayment shall be applied to the payment of the unpaid installments of the Equipment Loans in inverse order of maturity;

              (ii) second, to the payment of the unpaid installments of the Equipment Loans in inverse order of maturity until the Equipment Loans are paid in full;

              (iii) third, to the payment of the unpaid installments of the Term Loans in inverse order of maturity until the Term Loans are paid in full;

              (iv) fourth, to the payment of the outstanding principal balance of any other Obligations, and

              (v) fifth, as the Borrower shall direct.

              (h) If the Revolving Credit Commitment is terminated entirely and the Borrower obtains a commitment from a financial or lending institution other than the Lender to provide a revolving line of credit, the Borrower shall immediately pay in full all Obligations.

         2.7 METHOD OF PAYMENTS.

              (a) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States by 2:00 p.m. Boston time at the Lender's head office as set forth on the first page of this Agreement or at such other location that the Lender may from time to time designate, in each case in immediately available funds. All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender such additional amount in U.S. Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Lender for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. The Lender may, and the Borrower hereby authorizes the Lender to, debit the amount of any unpaid payment not made by such time to the demand deposit accounts of the Borrower with the Lender or to its Note Record.

              (b) If the Commitment shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to
Section 8.2, all funds received from or on behalf of the Borrower by the Lender or the Issuing Bank in respect of Obligations, shall be applied by the Lender in the following manner and order: (i) first, to reimburse the Lender and the Issuing Bank for any amounts payable pursuant to Sections 10.2 and 10.3 hereof;
(ii) second, to the payment of Commitment Fees, Letter of Credit Fees and any other fees payable hereunder; (iii) third, to the payment of interest due on the Loans and the Reimbursement Obligations; (iv) fourth, to the payment of the outstanding principal balance of the Loans and the Reimbursement Obligations, PRO RATA to the outstanding principal balance of each; (v) fifth, to the payment of any other Obligations payable by the Borrower, PRO RATA to the outstanding principal balance of each; and (vi) any remaining funds shall be returned to the Borrower or to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

         2.8 INDEMNITY. If the Borrower for any reason (including, without limitation, pursuant to Sections 2.6(d), 2.10, 2.11, 2.12 and 8.2 hereof) makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fails to prepay a LIBOR Loan after having given notice thereof, the Borrower shall pay to the Lender any amount required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lender to fund or maintain such LIBOR Loan. Without limiting the foregoing, the Borrower shall pay to the Lender a "yield maintenance fee" in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration of the Interest Period of the Loan as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.4(b)) to each LIBOR Loan in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period of the Loan as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period of the Loan as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Lender upon the payment of a LIBOR Loan under the circumstances described in the first sentence of this Section 2.8. The Borrower shall pay such amount upon presentation by the Lender of a statement setting forth the amount and the Lender's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

         If the Obligations are declared immediately due and payable pursuant to
Section 8.2, then any amount provided for in this Section shall be due and payable in the same manner as though the Borrower had made a prepayment of the LIBOR Loans.

         2.9 COMPUTATION OF INTEREST AND FEES; DUE DATE. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days elapsed. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (subject to the definition of the term "Interest Period" with respect to LIBOR Loans), and such extension shall be included in computing interest and fees in connection with such payment.

         2.10 CHANGED CIRCUMSTANCES; ILLEGALITY.

              (a) Notwithstanding any other provision of this Agreement, in the event that:

              (i) on any date on which the LIBOR Rate would otherwise be set the Lender shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

              (ii) at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that:

              (A) the making or continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

              (B) the LIBOR Rate shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Lender shall forthwith so notify the Borrower thereof. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrower of the Type of Loan affected by the contingencies described in this Section (herein called "AFFECTED LOANS") shall be suspended. If at the time the Lender so notifies the Borrower, the Borrower has previously given the Lender a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

              (b) In the event of a determination of a change in circumstances pursuant to subsection (a)(ii)(A) above, the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.9, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.3 hereof.

         2.11 INCREASED COSTS. In case any change made after the Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

              (i) subjects the Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Lender imposed by the United States of America or any political subdivision thereof); or

              (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Lender (other than such requirements as are already included in the determination of the LIBOR Rate); or

              (iii) imposes upon the Lender any other condition with respect to its obligations or performance under this Agreement or in respect of any Letter of Credit;

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by the Lender or impose any expense upon the Lender with respect to any Loans or its obligations under this Agreement or in respect of any Letter of Credit, the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender's calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

         2.12 CAPITAL REQUIREMENTS. If after the date hereof the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender's or such holding company's capital as a consequence of the Lender's Commitment to make Loans hereunder or its obligations in respect of any Letter of Credit to a level below that which the Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by the Lender to be material, then the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such 90 day period the Borrower shall have prepaid in full all Obligations to the Lender, in which event no amount shall be payable to the Lender under this Section. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

                                   SECTION IIA

                                LETTERS OF CREDIT

         2A.1 ISSUANCE. Upon the terms and subject to the conditions hereof, the Issuing Bank, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue letters of credit (the "LETTERS OF CREDIT") for the account of the Borrower in such form as may be requested from time to time by the Borrower and agreed to by the Issuing Bank, PROVIDED that the Maximum Drawing Amount (after giving effect to all requested Letters of Credit) shall not at any time exceed the Letter of Credit Sublimit, PROVIDED FURTHER that the Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Revolving Credit Commitment, and PROVIDED FURTHER that no Letter of Credit shall have an expiration date later than the Revolving Credit Maturity Date. At least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, the Borrower shall deliver to the Issuing Bank a Letter of Credit Application setting forth the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit), the requested language of the requested Letter of Credit and such other information as the Issuing Bank shall require. Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request. The parties acknowledge and agree that "Letters of Credit" shall include all letters of credit previously issued by the Issuing Bank and its predecessors with respect to the IRB Indebtedness.

         2A.2 REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Issuing Bank to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to the Lender, for the account of the Issuing Bank or, as the case may be, the Lender, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder as follows:

              (a) on each date that any draft presented under any Letter of Credit is honored by the Issuing Bank or the Issuing Bank otherwise makes payment with respect thereto, (i) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Bank or the Lender in connection with any payment made by the Issuing Bank under, or with respect to, such Letter of Credit; and

              (b) upon the Revolving Credit Maturity Date or the acceleration of the Reimbursement Obligations pursuant to Section 8, an amount equal to 105% of the then Maximum Drawing Amount of all Letters of Credit, which amount shall be held by the Issuing Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Lender at its head office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 2A.2 at any time from the date such amounts become due and payable (whether as stated in this Section 2A.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Lender, for the account of Issuing Bank or (as the case may be) the Lender, on demand at a rate per annum equal to two percent (2%) above the Interest Rate applicable to Base Rate Loans at the time in the absence of an Event of Default.

         2A.3 LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Issuing Bank to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. On the date that such draft is paid or other payment is made by the Issuing Bank, the Issuing Bank shall promptly notify the Lender of the amount of any unpaid Reimbursement Obligation. All such unpaid Reimbursement Obligations with respect to Letters of Credit shall be deemed to be Revolving Credit Loans.

         2A.4 OBLIGATIONS ABSOLUTE.

              (a) The Borrower's Reimbursement Obligations shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, the Lender or any beneficiary of a Letter of Credit. The Borrower further agrees that the Issuing Bank and the Lender shall not be responsible for, and the Borrower's Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower, against the beneficiary of any Letter of Credit or any such transferee.

              (b) The Issuing Bank and the Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank or the Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank or the Lender to the Borrower.

         2A.5 RELIANCE BY THE ISSUING BANK AND THE LENDER. To the extent not inconsistent with Section 2A.4, the Issuing Bank and the Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank or the Lender.

                                  SECTION III

                    CONDITIONS OF LOANS AND LETTERS OF CREDIT

         3.1 CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of the Lender to make the initial Loans and of the Issuing Bank to issue any Letter of Credit on or after the date hereof is subject to the satisfaction of the following conditions precedent on or prior to the Closing
Date:

              (a) The Lender shall have received the following agreements, documents, certificates and opinions in form and substance reasonably satisfactory to the Lender and duly executed and delivered by the parties thereto:

              (i) This Agreement;

              (ii) The Revolving Credit Note;

              (iii) The Equipment Loan Note;

              (iv) Amendments to the Arizona Mortgage and the Florida Mortgage, and corresponding title insurance endorsements;

              (v) Amendments to UCC financing statements covering the Collateral;

              (vi) The Borrower's Lien and Possession Affidavit;

              (vii) Certificates of insurance or insurance binders evidencing compliance with Section 5.3(b) hereof;

              (viii) Notice of Borrowing or Conversion signed by a Responsible Officer as of the Closing Date;

              (ix) A certificate of the Secretary or an Assistant Secretary of the Borrower with respect to resolutions of its Board of Directors authorizing the execution and delivery of the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officer(s);

              (x) The Certificate of Incorporation of the Borrower and all amendments and supplements thereto, as filed in the office of the Secretary of State of its jurisdiction of incorporation, certified by said Secretary of State as being a true and correct copy thereof;

              (xi) The By-laws of the Borrower and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of the Borrower as being a true and correct copy thereof;

              (xii) A certificate of the Secretary of State of the Borrower's jurisdiction of incorporation as to legal existence and good standing of the Borrower in such state;

              (xiii) A certificate of the Secretaries of State of each state in which the Borrower is doing business as to the due qualification and good standing of the Borrower as a foreign corporation in such states;

              (xiv) An opinion addressed to the Lender from Bingham Dana LLP, counsel to the Borrower;

              (xv) A certificate of the chief financial officer of the Borrower as to the solvency of the Borrower, the accuracy of the Borrower's representations and warranties and such other matters as the Lender may reasonably request; and

              (xvi) Such other documents, instruments, opinions and certificates and completion of such other matters, as the Lender may reasonably deem necessary or appropriate.

              (b) No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Lender, might adversely affect the transactions contemplated hereby or might have a materially adverse effect on the assets, business, financial condition or prospects of the Borrower taken as a whole.

              (c) All necessary filings and recordings against the Collateral shall have been completed and the Lender's liens on the Collateral shall have been perfected, as contemplated by the Security Documents.

              (d) The Borrower shall have paid to the Lender all fees required to be paid hereunder (including pursuant to Section 2.5(c) hereof) on or prior to the Closing Date.

         3.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of the Lender to make any Loan, including the initial Loans, or to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans, and of the Issuing Bank to issue any Letter of Credit is further subject to the following conditions:

              (a) timely receipt by the Lender of the Notice of Borrowing or Conversion with respect to any Loan, or by the Issuing Bank of the Letter of Credit Application with respect to any Letter of Credit;

              (b) the outstanding Loans and Letters of Credit do not and, after giving effect to any requested Loan or Letter of Credit, will not exceed the limitations set forth in Sections 2.1 and 2A.1 hereof;

              (c) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion or Letter of Credit Application and on the effective date of the making, continuation or conversion of each Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse and except to the extent that such representations and warranties expressly relate to an earlier date);

              (d) no Default or Event of Default shall have occurred and be continuing at the time of the making of such requested Loan or the issuance of such requested Letter of Credit after giving effect thereto;

              (e) the resolutions referred to in Section 3.1 shall remain in full force and effect;

              (f) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Lender, would make it illegal or against the policy of any governmental agency or authority for the Lender to make Loans hereunder or, in the opinion of counsel for the Issuing Bank, for the Issuing Bank to issue Letters of Credit hereunder (as the case may be); and

              (g) any Letter of Credit related to the Eaton Liabilities shall be fully secured by cash (or cash equivalents acceptable to the Lender) deposited with and pledged to the Issuing Bank in an amount equal to at least 105% of the Maximum Drawing Amount of such Letter of Credit.

         The making, continuation or conversion of each Loan and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan or the issuance of such Letter of Credit as to the accuracy of the facts referred to in subsection (c) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.

                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender and the Issuing Bank to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, the Borrower represents and warrants to the Lender and the Issuing Bank that, except as set forth on EXHIBIT C attached hereto:

         4.1 ORGANIZATION; QUALIFICATION; BUSINESS.

              (a) The Borrower and each of its Subsidiaries (all of which are listed in EXHIBIT C attached hereto) (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction (all of which are listed on EXHIBIT C attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

              (b) Since the date of the Initial Financial Statement, the Borrower has continued to engage in substantially the same business as that in which they were then engaged and are engaged in no unrelated business.

         4.2 CORPORATE AUTHORITY. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby are within the power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) contravene any provision of the charter documents or bylaws of the Borrower or any law, rule or regulation applicable to the Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower, except in favor of the Lender and the Issuing Bank.

         4.3 VALID OBLIGATIONS. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Security Documents have effectively created in favor of the Lender legal, valid and enforceable security interests in the Collateral and such security interests are fully perfected first priority security interests.

         4.4 CONSENTS OR APPROVALS. The execution, delivery and performance of the Loan Documents by the Borrower and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person (including without limitation any lessor or lessee of any of the Borrower's properties), except under or as contemplated by the Security Documents.

         4.5 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. The Borrower and each of its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, and good and valid leasehold title to all of the properties, assets and rights of every name and nature now purported to be leased by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statement (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title that are reasonably likely to materially adversely affect such properties, assets or rights, or the Borrower's or its Subsidiaries' operations conducted with respect thereto, taken as a whole. All leases under which the Borrower or any of its Subsidiaries is the lessor or lessee are in full force and effect and there are no existing defaults or events that with the giving of notice or passage of time or both could ripen into defaults thereunder. No third parties possess any rights with respect to any of the Borrower's or its Subsidiaries' owned or leased properties, the exercise of which would have a material adverse effect on the Borrower or its Subsidiaries or their respective operations, taken as a whole. All real property owned or leased by the Borrower or its Subsidiaries is described in EXHIBIT C hereto.

         4.6 FINANCIAL STATEMENTS. The Borrower has furnished to the Lender its consolidated balance sheet as of December 31, 1999 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by the Borrower's Accountants. The Borrower has also furnished to the Lender its unaudited consolidated balance sheet as of September 30, 2000 and its unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the nine (9) months then ended (the "INITIAL FINANCIAL STATEMENT"), certified by the principal financial officer of the Borrower, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower and its Subsidiaries for such periods. The Borrower has also furnished to the Lender its pro forma consolidated balance sheet as of the Closing Date and projections of its future consolidated results of operations. To the knowledge of the Borrower and its Subsidiaries, no fact exists that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein. At the date hereof, the Borrower has no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Initial Financial Statement or on EXHIBIT C hereto.

         4.7 CHANGES. Since the date of the Initial Financial Statement, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Borrower or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse to the business or financial condition of the Borrower and its Subsidiaries taken as a whole.

         4.8 SOLVENCY. The Borrower has and, after giving effect to the Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on their then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent). The Borrower has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature. The Borrower was not insolvent immediately prior to the making of the Loans and immediately after giving effect thereto, the Borrower will not be insolvent.

         4.9 DEFAULTS. As of the date of this Agreement, no Default exists.

         4.10 TAXES. The Borrower and each of its Subsidiaries have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Borrower and each of its Subsidiaries have been fully paid, except for such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien has been filed to secure such taxes, assessments or charges. All such contests at the date hereof are described on EXHIBIT C hereto. None of the Borrower and its Subsidiaries has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities. The federal and state income tax returns of the Borrower and each of its Subsidiaries have not been audited or otherwise examined by any federal or state taxing authority. The Borrower and each of its Subsidiaries have established on its books reserves adequate for the payment of all federal, state and other tax liabilities.

         4.11 LITIGATION. There is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower's or any of its Subsidiaries' officers, threatened, against the Borrower or such Subsidiary that, if adversely determined, (a) may reasonably be expected to result in a material judgment not fully covered by insurance, (b) may reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Borrower or its Subsidiaries, or (c) may reasonably be expected to have a material adverse effect on the assets, business or financial condition of the Borrower and its Subsidiaries taken as a whole.

         4.12 SUBSIDIARIES. All the Borrower's Subsidiaries are listed on EXHIBIT C hereto. The Borrower or its Subsidiaries are the owners, free and clear of all Encumbrances, of all of the issued and outstanding stock or other equity interest of each such Subsidiary. All shares of such stock or other equity interest have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

         4.13 INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

         4.14 COMPLIANCE. The Borrower has all necessary permits, approvals, authorizations, consents, variances, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow them to own and operate its business and properties without any violation of laws, regulations, authorizations and orders of public authorities (including Environmental Laws) or the rights of others, except to the extent that any such violation would not have a material adverse effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole. The Borrower and each of its Subsidiaries are duly authorized, qualified and licensed under, and the Borrower, each of its Subsidiaries and all real properties owned or leased by them are in compliance with, all applicable laws, regulations, authorizations and orders of public authorities, including Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a material adverse effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole. The Borrower and each of its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, their certificates of incorporation or bylaws or any other agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which any of them is a party or by which any of them or any of their properties are bound, except for violations none of which, either individually or in the aggregate, would have any material adverse effect on the business, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries taken as a whole.

         4.15 ERISA. The Borrower and each of its ERISA Affiliates are in compliance in all material respects with ERISA and the provisions of the Code and the regulations and published interpretations thereunder applicable to the Plans. No ERISA Event has occurred or is reasonably expected to occur, including by reason of the consummation of the transactions contemplated by this Agreement that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability to the Borrower or any of its ERISA Affiliates. None of the Plans had any "unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) as of the last annual valuation dates applicable thereto.

         4.16 ENVIRONMENTAL MATTERS.

              (a) The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

              (b) No written notice, notification, demand, request for information, citation, summons or order has been issued and is outstanding, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower's knowledge, threatened by any governmental or other entity (i) with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws or (ii) regarding the presence of any Hazardous Material at, on or under any property owned, leased or used by the Borrower or any of its Subsidiaries or any other location to which Hazardous Materials from such property had been transported or which they have been disposed of.

              (c) No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property owned, leased or used by the Borrower or any of its Subsidiaries is listed or, to the best of the Borrower's knowledge, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

              (d) There are no Encumbrances arising under or pursuant to any Environmental Law on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries and no governmental actions have been taken or, to the best of the Borrower's knowledge, are in process which could subject any of such properties to such liens or Encumbrances, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

              (e) Neither the Borrower, nor its Subsidiaries and, to the best knowledge of the Borrower, any previous owner, tenant, occupant or user of any property owned, leased or used by the Borrower or any of its Subsidiaries have
(i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws. To the best knowledge of the Borrower, no Hazardous Materials migrated from other properties upon, about or beneath such property, and no Hazardous Materials are presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and in compliance in all material respects with all Environmental Laws.

         4.17 RESTRICTIONS ON THE BORROWER. The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or reasonably foreseeable conditions, materially and adversely affect the business, property, assets, operations or conditions, financial or otherwise, of the Borrower or any of its Subsidiaries.

         4.18 LABOR RELATIONS. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material and adverse effect on the condition (financial or otherwise) properties, business or results of operations of the Borrower or any of its Subsidiaries, taken as a whole, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for any such labor action as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries, taken as a whole, and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries, taken as a whole.

         4.19 MARGIN RULES. The Borrower does not own or have any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any "margin security" or "margin stock" as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.

         4.20 DISCLOSURE. No representation or warranty made by the Borrower in any Loan Document and no document or information furnished to the Lender by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

                                   SECTION V

                              AFFIRMATIVE COVENANTS

         The Borrower covenants that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lender or the Issuing Bank have any obligation to lend or to issue any Letter of Credit hereunder:

         5.1 FINANCIAL STATEMENTS. The Borrower shall furnish to the Lender:

              (a) as soon as available to the Borrower, but in any event within ninety (90) days after the end of each fiscal year, the Borrower's consolidated and consolidating balance sheet as of the end of and related consolidated and consolidating statements of income, retained earnings and cash flow for such year, prepared in accordance with GAAP and audited and certified without qualification by the Borrower's Accountants in the case of such consolidated statements, and certified by the chief financial officer of the Borrower in the case of such consolidating statements; and, concurrently with such financial statements, a copy of the Borrower's Accountants' management report and a written statement by the Borrower's Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

              (b) as soon as available to the Borrower, but in any event within forty-five (45) days after the end of each fiscal quarter, the Borrower's consolidated and consolidating balance sheet as of the end of, and related consolidated and consolidating statements of income, retained earnings and cash flow for, the fiscal quarter then ended and the portion of the year then ended, prepared in accordance with GAAP and certified by the chief financial officer of the Borrower, except for lack of footnotes and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

              (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of EXHIBIT D hereto signed on behalf of the Borrower by its chief financial officer;

              (d) at least thirty (30) days prior to the first day of each fiscal year, the Borrower's projections for such fiscal year, prepared on a quarterly basis and including consolidated balance sheets and statements of income, retained earnings and cash flows;

              (e) promptly after the receipt thereof by the Borrower, copies of any reports (including any so-called management letters) submitted to the Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Borrower made by such accountants;

              (f) promptly after the same are delivered to their stockholders or the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as the Borrower shall send to its stockholders or as the Borrower may file with the

Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Borrower or its Subsidiaries; and

              (g) from time to time, such other financial data and information about the Borrower or its Subsidiaries as the Lender may reasonably request.

         5.2 CONDUCT OF BUSINESS. The Borrower and each of its Subsidiaries shall:

              (a) duly observe and comply in all material respects with all laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities applicable to their corporate existence, rights and franchises, to the conduct of their business and to their property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of their business;

              (b) maintain their existence and remain or engage substantially in the same business as that in which they are now engaged and in no unrelated business.

         5.3 MAINTENANCE AND INSURANCE.

              (a) The Borrower and each of its Subsidiaries shall maintain its properties in good repair, working order and condition (normal wear and tear excepted) as required for the normal conduct of its business.

              (b) The Borrower and each of its Subsidiaries shall at all times maintain liability and casualty insurance on its properties with financially sound and reputable insurers in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of the Borrower in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties and as shall be reasonably satisfactory to the Lender. The Lender shall be named as loss payee, additional insured and/or mortgagee under such insurance as the Lender shall require from time to time, and the Borrower shall provide to the Lender loss payable endorsements in form and substance reasonably satisfactory to the Lender. In addition, the Lender shall be given thirty (30) days advance notice of any cancellation of insurance. In the event of failure to provide and maintain insurance as herein provided, the Lender may, at its option, provide such insurance and charge the amount thereof to the Borrower as a Revolving Credit Loan. The Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions. The Lender shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of law suits.

         5.4 TAXES. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against them or any of its Subsidiaries or its or their properties on or prior to the time when they become due, except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been filed to secure such tax, assessment or charge.

         5.5 INSPECTION. The Borrower shall permit the Lender and its designees, at any reasonable time during normal business hours and at reasonable intervals of time, and upon reasonable notice (or if a Default shall have occurred and is continuing, then at any time and without prior notice), to (i) visit and inspect the properties of the Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, (iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their appropriate officers, employees and accountants and (iv) conduct reviews of the books and records of the Borrower and its Subsidiaries, all at the expense of the Borrower.

         5.6 MAINTENANCE OF BOOKS AND RECORDS. The Borrower and each of its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions in accordance with GAAP and applicable law.

         5.7 USE OF PROCEEDS.

              (a) The Borrower will use the proceeds of Revolving Credit Loans solely for (i) the working capital needs of the Borrower, including payment of the costs and expenses of the transactions contemplated hereby, (ii) financing Permitted Acquisitions and (iii) general corporate purposes.

              (b) The Borrower will use the proceeds of Equipment Loans solely for the purchase of equipment.

         5.8 FURTHER ASSURANCES. At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further documents and take such further action as may reasonably be requested by the Lender to effect the purposes of the Loan Documents.

         5.9 NOTIFICATION REQUIREMENTS. The Borrower shall furnish to the
Lender:

              (a) promptly upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

              (b) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which is reasonably likely to have a materially adverse effect on the assets, business or prospects of the Borrower alone or the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

              (c) promptly after any occurrence of or after the Borrower becomes aware of, any other condition affecting the Borrower or any Subsidiary which is reasonably likely to constitute a material adverse change in or which might have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower alone or the Borrower and its Subsidiaries, taken as a whole, written notice thereof.

         5.10 ERISA REPORTS; COMPLIANCE.

              (a) Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

              (b) With respect to any Plan, the Borrower shall, or shall cause its ERISA Affiliates to, furnish to the Lender promptly (i) as soon as possible and in any event within ten (10) days after a Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred or is expected to occur, a statement of the chief financial officer of the Borrower describing such ERISA Event, including copies of any notice concerning such ERISA Event received from the PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate propose to take with respect thereto; and (ii) upon the Lender's written request, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor. Promptly after the adoption of any Pension Plan subject to Title IV of ERISA, the Borrower shall notify the Lender of such adoption.

         5.11 ENVIRONMENTAL COMPLIANCE.

              (a) The Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower's or its Subsidiaries' business, properties and assets.

              (b) If the Borrower or any of its Subsidiaries shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any of its Subsidiaries, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging a material violation of any Environmental Law requiring the Borrower or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any of its Subsidiaries may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative action or proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or
(v) notify any governmental agency or authority regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by the Borrower or any of its Subsidiaries, the Borrower shall promptly notify the Lender thereof (and shall provide the Lender with a copy of any such notice) and of any action being or proposed to be taken with respect thereto, and thereafter shall continue to furnish to the Lender all further notices, demands, reports and other information regarding the foregoing.

              (c) Within fifteen (15) days after the Borrower or any of its Subsidiaries have learned of the enactment or promulgation of any Environmental Law which may result in any material adverse change in the condition, financial or otherwise, of the Borrower or any Subsidiary, the Borrower or such Subsidiary shall provide the Lender with notice thereof.

              (d) No later than thirty (30) days following the end of each calendar year, the Borrower shall deliver to the Lender a written report, in a form and with such specificity as is satisfactory to the Lender, describing the status of any pending environmental matters described in EXHIBIT C attached hereto or subsequently reported to the Lender pursuant to this Section 5.11.

                                   SECTION VI

                               FINANCIAL COVENANTS

         The Borrower covenants that effective as of December 31, 2000 and continuing so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lender or the Issuing Bank have any obligation to make any Loan or issue any Letter of Credit hereunder:

         6.1 LEVERAGE RATIO. The Borrower shall not permit the Leverage Ratio of the Borrower and its Subsidiaries to exceed 2.50 to 1.00, calculated as of the end of each fiscal quarter.

         6.2 FIXED CHARGE COVERAGE RATIO. The Borrower shall not permit the ratio of Operating Cash Flow of the Borrower and its Subsidiaries to Total Debt Service to be less than 2.00 to 1.00 during any four consecutive fiscal quarters (as determined at the end of each fiscal quarter for the four quarters then ended).

         6.3 MINIMUM EBITDA.

              (a) The Borrower shall not permit EBITDA for any fiscal quarter ending during any period referenced in the table below to be less than the amount set forth below opposite such period:

        PERIOD                                         EBITDA
        ------                                         ------
        Quarter ended 12/31/00                         $1,675,000
        Quarter ending 3/31/01                         $  688,000
        Quarter ending 6/30/01                         $1,154,000
        Quarter ending 9/30/01                         $1,675,000
        Quarter ending 12/31/01                        $2,755,000

              (b) The Borrower shall not permit EBITDA for any four consecutive fiscal quarters (as determined at the end of each fiscal quarter for the four fiscal quarters then ended, taken as a single fiscal period) ending (i) during 2002 to be less than EBITDA for the year ending December 31, 2001 or (ii) during 2003 to be less than EBITDA for the year ending December 31, 2002.

         6.4 CAPITAL EXPENDITURES. The Borrower and its Subsidiaries shall not make aggregate Capital Expenditures in excess of $7,000,000 during any fiscal year.

         6.5 MAXIMUM EATON LIABILITIES. The Borrower shall not permit Eaton Liabilities to exceed $10,000,000 at any time.

                                  SECTION VII

                               NEGATIVE COVENANTS

         The Borrower covenants that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lender or the Issuing Bank have any obligation to make any Loan or to issue any Letter of Credit hereunder:

         7.1 INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

              (a) Obligations;

              (b) Indebtedness existing as of the date of this Agreement and disclosed on EXHIBIT C hereto and renewals and refinancings thereof, but not any increase in the principal amounts thereof;

              (c) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4;

              (d) current liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), provided that such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices except for any such open account Indebtedness (i) which is being contested in good faith by the Borrower, (ii) as to which adequate reserves required by GAAP have been established and are being maintained and (iii) as to which no Encumbrance has been placed on any property of the Borrower or any of its Subsidiaries;

              (e) Indebtedness incurred in connection with Permitted Acquisitions to the extent permitted by Section 7.7(f)(ii);

              (f) Guarantees permitted under Section 7.2 hereof;

              (g) the IRB Indebtedness;

              (h) Indebtedness for Capital Expenditures incurred in the ordinary course of business after the date hereof and renewals and refinancings thereof, PROVIDED that such Indebtedness does not exceed $1,000,000 in the aggregate at any time outstanding; and

              (i) Indebtedness of a Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower which is a guarantor of the Obligations.

         7.2 GUARANTIES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Guarantees existing on the date of this Agreement and disclosed on EXHIBIT C hereto, and (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         7.3 ENCUMBRANCES.

              (a) Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("PERMITTED ENCUMBRANCES"):

              (i) Encumbrances in favor of the Lender or the Issuing Bank to secure Obligations;

              (ii) Encumbrances existing as of the date of this Agreement and disclosed in EXHIBIT C hereto;

              (iii) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

              (iv) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', warehouseman's, laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrower's or any of its Subsidiaries' business in the ordinary course and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

              (v) judgment liens securing judgments that (i) are not fully covered by insurance, and (ii) shall not have been in existence for a period longer than ten (10) days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than ten (10) days after the expiration of such stay;

              (vi) rights of lessors under capital leases to the extent such capital leases are permitted hereunder;

              (vii) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrower's and its Subsidiaries business taken as a whole;

              (viii) Encumbrances securing Indebtedness for Capital Expenditures to the extent such Indebtedness is permitted by Section 7.1(h) provided that (x) each such Encumbrance is given solely to secure the purchase price of the property acquired, does not extend to any other property and is given at the time of acquisition of the property, and (y) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;

              (ix) Encumbrances in favor of the Borrower or any of its Subsidiaries to secure Indebtedness permitted by Section 7.1(i); and

              (x) liens constituting a renewal, extension or replacement of any Permitted Encumbrance.

              (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, covenant or agree with any Person not to create, incur, assume or suffer to exist any Encumbrances.

         7.4 MERGER; SALE OR LEASE OF ASSETS; LIQUIDATION.

              (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) merge or consolidate into or with any other Person or entity, other than a merger permitted by Section 7.7(f) and a merger of any Subsidiary with and into the Borrower, with the Borrower as the survivor of such merger, or (ii) liquidate or dissolve, except that any wholly-owned Subsidiary of the Borrower may liquidate or dissolve.

              (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease (as lessor) or otherwise dispose of any assets or properties, other than sales of Qualified Investments, inventory and obsolete or worn out equipment, in each case in the ordinary course of business and consistent with past practices.

         7.5 SUBSIDIARIES.

              (a) The Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto, other than to the Borrower. Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its wholly-owned Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any consensual Encumbrances or restrictions on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its equity interests held by the Borrower or pay any Indebtedness owed to the Borrower or any Subsidiary or (ii) to make loans or advances or transfer any of its assets to the Borrower or any other Subsidiary.

              (b) The Borrower shall not permit Signal Technology Sales Corp. or any other Subsidiary of the Borrower having its principal place of business outside of the United States to retain more than $5,000 in cash, cash equivalents and other Qualified Investments, and shall cause any such Subsidiary to distribute to the Borrower any such assets in excess of such amount.

         7.6 RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries shall pay, make, declare or authorize any Restricted Payment other than:

              (a) compensation paid to employees, officers and directors in the ordinary course of business and consistent with prudent business practices;

              (b) dividends payable solely in common stock; and

              (c) dividends paid by any Subsidiary of the Borrower to the Borrower.

         7.7 INVESTMENTS; PURCHASES OF ASSETS. Neither Borrower nor any of its Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

              (a) Investments (i) existing on the date hereof in Subsidiaries of the Borrower, and (ii) Investments in Subsidiaries of the Borrower which are guarantors of Obligations pursuant to guarantees in form and substance reasonably satisfactory to the Lender;

              (b) Qualified Investments;

              (c) Capital Expenditures;

              (d) purchases of inventory in the ordinary course of business;

              (e) normal trade credit extended in the ordinary course of business and consistent with prudent business practice; and

              (f) the purchase of all or substantially all of the assets or outstanding equity securities of any other Person or the merger or consolidation of any other Person with or into the Borrower or any its Subsidiaries, in each case provided that all of the following conditions (to the extent applicable to such transaction) are satisfied (a "PERMITTED ACQUISITION"):

              (i) if the proposed transaction involves a merger or consolidation, at the completion of such merger or consolidation the surviving party shall be the Borrower or a wholly-owned Subsidiary of the Borrower;

              (ii) the total consideration (including assumed Indebtedness) paid by the Borrower (x) in connection with any single Permitted Acquisition shall not exceed $5,000,000 and (y) in connection with all Permitted Acquisitions prior to the Revolving Credit Maturity Date shall not exceed $10,000,000 in the aggregate;

              (iii) the assets, business or Person to be acquired shall be in the same or a substantially similar line of business as that of the Borrower;

              (iv) no Default shall have occurred and be continuing at the time of, and none shall exist after giving effect to, such acquisition, merger or consolidation;

              (v) EBITDA of the Person or business to be acquired shall have been positive for the most recent four (4) fiscal quarters preceding the consummation of the proposed acquisition and, after giving effect thereto, are projected to be positive, as set forth in projections delivered to the Lender at least fourteen (14) days prior to consummation thereof;

              (vi) immediately after giving effect to the proposed acquisition, the Leverage Ratio of the Borrower shall not exceed 2.25 to 1.00;

              (vii) at least fourteen (14) days prior to consummation of the proposed acquisition, the Borrower shall have provided to the Lender:

              (A) financial statements of the Person to be acquired which have been reviewed or audited by such Person's independent accountants;

              (B) a summary of the terms and conditions of the transaction pursuant to which such Person is to be acquired; and

              (C) a certificate of the Borrower, reasonably satisfactory to the Lender, with respect to the matters set forth in clauses (v) and (vi) above and setting forth on a pro forma basis, after giving effect to the proposed transaction, a calculation of the covenants set forth in
         Section VI;

              (viii) the proposed transaction is accomplished by mutual agreement between the Borrower and the Person to be acquired or whose assets or business is to be acquired and not as a result of a tender offer or other type of so-called "hostile takeover" transaction; and

              (ix) the Borrower shall cause the Person to be acquired or any new Subsidiary acquiring the assets of or surviving a merger with such Person to become a guarantor of this Agreement pursuant to a guaranty which shall be in form and substance reasonably satisfactory to the Lender or, with the Lender's consent, a Borrower under this Agreement.

         7.8 ERISA COMPLIANCE. Neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (ii) incur any "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code and Section 302 of ERISA), whether or not waived, (iii) permit to exist any material amount of "unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA), (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

         7.9 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm's-length transaction with any Person who is not an Affiliate and (ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices. Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.

         7.10 FISCAL YEAR. The Borrower and its Subsidiaries shall not change their fiscal years without the prior written consent of the Lender.

         7.11 VOLUNTARY PREPAYMENTS OF INDEBTEDNESS. Except as permitted under this Agreement, neither Borrower nor its Subsidiaries shall pay, make, declare or authorize prepayments on any Indebtedness other than Obligations.

         7.12 USE OF PROCEEDS. No portion of any Loan shall be used for the "purpose of purchasing or carrying" any "margin stock" or "margin security" as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, or otherwise in violation of such regulations.

                                  SECTION VIII

                                    DEFAULTS

         8.1 EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

              (a) the Borrower or any of its Subsidiaries shall fail to pay any principal of any Loan, any Reimbursement Obligation or any interest, fees or other amounts owing under any Loan Document or in respect of any Obligation when the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment; or

              (b) the Borrower or any of its Subsidiaries shall fail to perform or comply with any term, covenant or agreement applicable to them contained in Sections 5.1, 5.2(b), 5.5, 5.6, 5.7, 5.9, 5.11, 6 and 7 of this Agreement; or

              (c) the Borrower or any of its Subsidiaries shall fail to perform or comply with any term, covenant or agreement applicable to them (other than as specified in subsections 8.1(a) or (b) hereof) contained in this Agreement or any other Loan Document and such default shall continue for thirty (30) days;

              (d) any representation or warranty of the Borrower made in this Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

              (e) the Borrower or any of its Subsidiaries shall fail to pay when due (after any applicable period of grace) any amount payable (i) with respect to any Indebtedness exceeding $500,000 in principal amount or (ii) under any agreement for the use of real or personal property requiring aggregate payments in excess of $150,000 in any twelve (12) month period, or fail to observe or perform any material term, covenant or agreement evidencing or securing such Indebtedness or relating to such agreement for the use of real or personal property and such default shall continue for ten (10) days; or

              (f) the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

              (g) a proceeding or case shall be commenced against the Borrower or any of its Subsidiaries, without the application or consent of the Borrower or such Subsidiary in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower or Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of any of the Borrower or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to any of the Borrower or such Subsidiary and shall continue unstayed and in effect for a period of forty-five
(45) days; or

              (h) a judgment or order for the payment of money shall be entered against any of the Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of any of the Borrower or any Subsidiary, that in the aggregate exceeds $500,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $500,000 in the aggregate, and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) days; or

              (i) the Borrower or any ERISA Affiliate shall fail to pay when due any material amount that they shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, the Borrower or the ERISA Affiliate, as the case may be, have established and are maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

              (j) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

              (k) any failure of both George E. Lombard to be at all times the duly elected and acting chief executive officer of the Borrower and Robert N. Nelsen to be at all times the duly elected and acting chief financial officer of the Borrower or the imposition of any material restriction on their respective rights to exercise the powers and authority of such offices and to manage the business of the Borrower in a manner consistent with past practices, unless, in the event of their ceasing to act in their capacities as chief executive officer and chief financial officer, replacements reasonably acceptable to the Lender are appointed within ninety (90) days of such cessation; or

              (l) the effectiveness of (i) the consolidation or merger of Signal into or with any other entity, or (ii) the exchange of the outstanding shares of Signal for securities or other consideration issued or paid by any other entity or (iii) the sale or other disposition by Signal of all or substantially all of its assets, AND in any such transaction, the holders of all outstanding shares of Signal's voting stock immediately prior to such transaction hold, immediately following the consummation of such transaction, less than two-thirds of the voting stock of Signal, the survivor of such merger or consolidation, or of the transferee of the assets of Signal, as the case may be; or

              (m) the occurrence of any material adverse change in the condition or affairs (financial or otherwise) of the Borrower or any of its Subsidiaries or of any endorser, guarantor or surety for any Obligation which causes the Lender to deem itself insecure.

         8.2 REMEDIES. Immediately and automatically upon the occurrence of an Event of Default described in subsections 8.1(f) and (g), and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Lender and upon the Lender's declaration:

              (a) the obligation of the Lender to make any further Loans and of the Issuing Bank to issue any Letters of Credit hereunder shall terminate;

              (b) the unpaid principal amount of the Loans together with accrued interest, all Reimbursement Obligations and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

              (c) the Lender and the Issuing Bank may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Lender or the Issuing Bank in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Lender exercises remedies under the Security Documents with respect to Collateral, the Lender may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Lender shall select in its sole discretion, and the Borrower consent to the foregoing and waives all rights of marshalling with respect to all Collateral.

                                   SECTION IX

                          ASSIGNMENT AND PARTICIPATION

         9.1 ASSIGNMENT.

              (a) The Lender shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to any Loans in an amount equal to or greater than $1,000,000 to other banks or financial institutions (each an "ASSIGNEE") provided that unless an Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, such consent not to be unreasonably withheld or delayed. Each Assignee shall execute and deliver to the Lender and the Borrower a joinder agreement which shall be reasonably satisfactory to the Lender and the Borrower. Upon the execution and delivery of such joinder agreement, (a) such Assignee shall, on the date and to the extent provided in such joinder agreement, become a "Lender" party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents and shall have all rights and obligations of a "Lender" with a Commitment as set forth in such joinder agreement, and the Lender shall, on the date and to the extent provided in such joinder agreement, be released prospectively from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of
Section 10.3 and to any fees accrued for its account hereunder and not yet paid); (b) the assigning Lender, if it holds any Notes, shall promptly surrender such Notes to the Borrower for cancellation and delivery to the Borrower, provided that if the Lender has retained any Commitment, the Borrower shall execute and deliver to the Lender new Notes in the amount of its retained Commitment; (c) the Borrower shall issue to such Assignee Notes in the amount of such Assignee's Commitment, dated the Closing Date or such other date as may be specified by such Assignee and otherwise in substantially the form of Exhibits A-1 and A-2; (d) this Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lender hereunder; and (e) the Borrower shall take such action as the Lender may reasonably request to perfect any security interests or mortgages in favor of the Lender, including any Assignee which becomes a party to this Agreement.

              (b) If the Assignee, or any Participant pursuant to Section 9.2 hereof, is organized under the laws of a jurisdiction other than the United States or any state thereof, such Assignee shall execute and deliver to the Borrower, simultaneously with or prior to such Assignee's execution and delivery of the counterpart joinder described above in Section 9.1(a), and such Participant shall execute and deliver to the Lender granting the participation, a United States Internal Revenue Service Form W 8EC1 or W 8BEN (or any successor form), appropriately completed, wherein such Assignee or Participant claims entitlement to complete exemption from United States Federal Withholding Tax on all interest payments hereunder and all fees payable pursuant to any of the Loan Documents. The Borrower shall not be required to pay any increased amount to any Assignee or other Lender on account of taxes to the extent such taxes would not have been payable if the Assignee or Participant had furnished one of the Forms referenced in this Section 9.1(b) unless the failure to furnish such a Form results from (i) a condition or event affecting the Borrower or an act or failure to act of the Borrower or (ii) the adoption of or change in any law, rule, regulation or guideline affecting such Assignee or Participant occurring
(x) after the date on which any such Assignee executes and delivers the counterpart joinder, or (y) after the date such Assignee shall otherwise comply with the provisions of Section 9.1(a), or (z) after the date a Participant is granted its participation.

              (c) The Lender may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of any Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or any enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

         9.2 PARTICIPATIONS. The Lender shall have the right at any time and from time to time, without the consent of or notice to the Borrower, to grant participations to one or more banks or other financial institutions (each a "PARTICIPANT") in all or any part of any Loans and Letter of Credit Participations owing to the Lender and the Notes held by the Lender, and shall have the right to furnish from time to time to prospective Participants any information concerning the Borrower in its possession subject to the restrictions set forth in Section 9.3 hereof. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, PROVIDED that the documents evidencing any such participation may provide that, except with the consent of such Participant, the Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of the Lender hereunder or (d) except as otherwise permitted hereunder, the release of any Collateral. Notwithstanding the foregoing, no participation shall operate to increase the total Commitments hereunder or otherwise alter the substantive terms of this Agreement. In the event of any such sale by the

Lender of participating interests to a Participant, the Lender's obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of such Note for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement.

         9.3 DISCLOSURE. The Borrower agree that in addition to disclosures made in accordance with standard and customary banking practices, the Lender may disclose information obtained by the Lender pursuant to this Agreement to Assignees or Participants and potential assignees or participants hereunder; PROVIDED that such Assignees or Participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process, and
(iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

                                    SECTION X

                                     GENERAL

         10.1 NOTICES. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or five (5) days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

         If to the Borrower, at

                  The Tower at Northwoods
                  222 Rosewood Drive
                  Danvers, Massachusetts 01923
                  Attention: Robert N. Nelsen
                  Facsimile: (978) 774-6105

         with a copy (which shall not constitute notice) to:

                  Bingham Dana LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Attention: Roger D. Feldman, Esq.
                  Facsimile: (617) 951-8736

         If to the Lender, at

                  100 Federal Street
                  Boston, Massachusetts 02110
                  Attention: Michael J. Bassick, Vice President or
                             Relationship Manager, Middle Market Banking
                  Facsimile: (617) 434-8102

         with a copy (which shall not constitute notice) to:

                  Sullivan & Worcester LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Attention: William A. Levine, Esq.
                  Facsimile: (617) 338-2880

or at any other address specified by such party in writing.

         10.2 EXPENSES. Whether or not the transactions contemplated herein shall be consummated, the Borrower hereby agrees to reimburse the Lender and the Issuing Bank for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys' fees and collateral evaluation costs) incurred or expended in connection with the preparation, filing or recording, interpretation or administration of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof, or in connection with the enforcement of any Obligations, the exercise, preservation or enforcement of any rights, remedies or options of the Issuing Bank or the satisfaction of any Indebtedness of the Borrower hereunder or thereunder, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder, including, without limitation, reasonable fees and disbursements of outside legal counsel and the allocated costs of in house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans or any Collateral, in the amount of all such costs and expenses shall, until paid, bear interest at the rate applicable to Base Rate Loans and shall be an Obligation and to the extent such costs and expenses shall have been incurred in connection with the Term Loans, shall be a Secured Obligation secured by the Collateral. The Borrower agrees to pay any taxes (including any interest and penalties in respect thereof), other than the Lender's federal and state income taxes, payable on or with respect to the transactions contemplated by the Loan Documents (the Borrower hereby agrees to indemnify the Lender and the Issuing Bank with respect thereto).

         10.3 INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Lender and the Issuing Bank, as well as its respective shareholders, directors, officers, agents, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such Person (except any of the foregoing which result from the gross negligence or willful misconduct of such Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, or with respect to any Letters of Credit, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated. In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay the reasonable fees and expenses of such counsel promptly after receipt of an invoice setting forth in reasonable detail such fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Lender. The Borrower authorizes the Lender and the Issuing Bank to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing which remain unpaid. The covenants of this Section 10.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

         10.4 SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lender and the Issuing Bank, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lender of the Loans as herein contemplated, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or the Lender has any obligation to make any Loans hereunder or the Issuing Bank has any obligation to issue any Letter of Credit. All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

         10.5 SET-OFF. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Lender or any of its branch offices to the Borrower and any property of any of the Borrower now or hereafter in the possession, custody, safekeeping or control of the Lender or in transit to the Lender may, at any time and from time to time without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived to the extent the Borrower may legally do so) be set off, appropriated, and applied by the Lender against any and all Obligations of the Borrower in such manner as the head office of the Lender or any of its branch offices in its sole discretion may determine, and the Borrower hereby grant the Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations.

         ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, BALANCES, OTHER SUMS AND PROPERTY OF THE BORROWER IS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         10.6 NO WAIVERS. No failure or delay by the Lender or the Issuing Bank in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Lender or the Issuing Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

         10.7 AMENDMENTS, WAIVERS, ETC. None of this Agreement, the Notes, any Loan Document or any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and, with respect to Letters of Credit, the Issuing Bank, and also, in the case of amendments, by the Borrower.

         10.8 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, the Issuing Bank and their respective successors and assigns; PROVIDED that the Borrower may not assign or transfer its rights or obligations hereunder.

         10.9 LOST NOTE, ETC. Upon receipt of an affidavit of loss and indemnification of an officer of the Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is not a public record and upon cancellation of such Note or Security Document, if available, the Borrower agrees to issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount as the original and otherwise of like tenor.

         10.10 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

         10.11 ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements (including the Commitment Letter dated September 20, 2000 between the Lender and the Borrower and the Existing Credit Agreement) with respect to the subject matter hereof.

         10.12 WAIVER OF JURY TRIAL. EACH THE BORROWER AND THE LENDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOANS AND THE LOAN DOCUMENTS, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND
(b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER'S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

         10.13 GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF
LAW). THE BORROWER'S CONSENT TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN SUFFOLK COUNTY IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDER UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE BORROWER'S ADDRESS SET FORTH HEREIN. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THE PRECEDING SENTENCE AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         10.14 SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the undersigned have duly executed this Third Amended and Restated Credit Agreement under seal as of the date first above written.

                                        SIGNAL TECHNOLOGY CORPORATION


                                        By:
                                            ------------------------------------
                                            Title:


                                        FLEET NATIONAL BANK


                                        By:
                                            ------------------------------------
                                            Michael J. Bassick
                                            Vice President

                                                                     EXHIBIT A-1

                          FORM OF REVOLVING CREDIT NOTE


$20,000,000                                              Dated as of:  _________



         FOR VALUE RECEIVED, the undersigned (the "Borrower") absolutely and unconditionally promises to pay to the order of Fleet National Bank ("Payee") at 100 Federal Street, Boston, Massachusetts 02110:

                  (a) on or prior to the Revolving Credit Maturity Date, the principal amount of TWENTY MILLION DOLLARS ($20,000,000) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Payee to the Borrower pursuant to the Third Amended and Restated Credit Agreement of even date herewith, as amended or supplemented from time to time (the "CREDIT AGREEMENT"), by and among the Borrower and the Payee; and

                  (b) interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

         This Note evidences borrowings under, is subject to the terms and conditions of and has been issued by the Borrower in accordance with the terms of the Credit Agreement and is one of the Notes referred to therein. The Payee and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.

         All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         The Borrower has the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Agreement.

         If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.

         This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws (without regard to conflicts of laws rules).

         IN WITNESS WHEREOF, the Borrower has caused this Note to be signed under seal by its duly authorized officer as of the day and year first above written.

                                                 SIGNAL TECHNOLOGY CORPORATION


                                                 By:
                                                    --------------------------
                                                    Title:

                                                                     EXHIBIT A-2

                           FORM OF EQUIPMENT LOAN NOTE


$3,000,000                                               Dated as of:  _________



         FOR VALUE RECEIVED, the undersigned (the "Borrower") absolutely and unconditionally promises to pay to the order of the Fleet National Bank ("Payee") at 100 Federal Street, Boston, Massachusetts 02110:

                  (a) the principal amount of THREE MILLION DOLLARS ($3,000,000) or, if less, the aggregate unpaid principal amount of Equipment Loans advanced by the Payee to the Borrower pursuant to the Third Amended and Restated Credit Agreement of even date herewith, as amended or supplemented from time to time (the "CREDIT AGREEMENT"), by and between the Borrower and the Payee, payable in twelve (12) equal consecutive quarterly installments of $250,000 on the first Business Day of January, April, July and October in each year, commencing January 2, 2002, with the unpaid principal balance of the Equipment Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto, due and payable in full on the Equipment Loan Maturity Date; and

                  (b) interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

         This Note evidences borrowings under, is subject to the terms and conditions of and has been issued by the Borrower in accordance with the terms of the Credit Agreement and is one of the Notes referred to therein. The Payee and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.

         All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         The Borrower has the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in this Agreement.

         If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.

         This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws (without regard to conflicts of laws rules).

         IN WITNESS WHEREOF, the Borrower has caused this Note to be signed under seal by its duly authorized officer as of the day and year first above written.

                                             SIGNAL TECHNOLOGY CORPORATION


                                             By:
                                                --------------------------
                                                 Title:

                                                                       EXHIBIT B




Fleet National Bank
100 Federal Street
Boston, MA 02110

         Re:  Credit Agreement Dated as of February 27, 2001 (the "Agreement")
              ----------------------------------------------------------------

Ladies and Gentlemen:

         Pursuant to Section 2.3 of the Agreement the undersigned hereby confirms its request made on ____________, ____ for a [Base Rate] [LIBOR] Loan in the amount of $__________ on ___________, ____.

         [The Interest Period applicable to said Loan will be [one] [two] [three] months.]*

         [Said Loan represents a conversion of the [Base Rate] [LIBOR] Loan in the same amount made on .]**

         The representations and warranties contained or referred to in Section 4 of the Agreement are true and accurate on and as of the effective date of the Loan as though made at and as of such date (except to the extent of changes resulting from transactions contemplated or permitted by the Agreement and the other Loan Documents and any changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse and except to the extent that such representations and warranties expressly relate to an earlier date) and no Default or Event of Default has occurred and is continuing or will result from the Loan.

                                               SIGNAL TECHNOLOGY CORPORATION


                                               By:
                                                  --------------------------
                                                  Title:
-------------------
Date







--------------------------------

*    To be inserted in any request for a LIBOR Loan.

**   To be inserted in any request for a conversion.

                                                                       EXHIBIT C

                                   DISCLOSURE

                                                                       EXHIBIT D

                        REPORT OF CHIEF FINANCIAL OFFICER


         SIGNAL TECHNOLOGY CORPORATION (the "Borrower") HEREBY CERTIFIES that:

         This Report is furnished pursuant to Section 5.1(c) of the Credit Agreement dated as of February 27, 2001 (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

         As required by Section 5.1(a) and (b) of the Agreement, consolidated financial statements of the Borrower and its Subsidiaries for the [year/quarter] ended ________________, ____ (the "Financial Statements") prepared in accordance with GAAP accompany this Report. The Financial Statements present fairly the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments).

         The figures set forth in SCHEDULE 1 hereto for determining compliance by the Borrower with the financial covenants contained in the Agreement are true and complete as of the date hereof.

         The activities of the Borrower and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, and as of the date of this Report, no Default has occurred.*

         Set forth below is a description of any event or occurrence which rendered the representations and warranties set forth in Section 4.16 inaccurate in any material respect during the period covered by the Financial Statements:




WITNESS my hand this ____ day of __________, ____.


                                          SIGNAL TECHNOLOGY CORPORATION


                                          By:
                                             --------------------------
                                             Chief Financial Officer



-----------------------------
         * If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrower has taken, are taking, or propose to take with respect thereto.

                                                         SCHEDULE 1 TO EXHIBIT D

                               FINANCIAL COVENANTS

                                TABLE OF CONTENTS

                                                                                                               PAGE



SECTION I  DEFINITIONS............................................................................................1
         1.1  Definitions.........................................................................................1
         1.2  Rules of Interpretation............................................................................12

SECTION II  DESCRIPTION OF CREDIT................................................................................12
         2.1  Loans..............................................................................................12
         2.2  The Notes..........................................................................................14
         2.3  Notice and Manner of Borrowing or Conversion of Loans..............................................15
         2.4  Interest Rates and Payments of Interest............................................................16
         2.5  Fees...............................................................................................17
         2.6  Payments and Prepayments of the Loans..............................................................17
         2.7  Method of Payments.................................................................................19
         2.8  Indemnity..........................................................................................20
         2.9  Computation of Interest and Fees; Due Date.........................................................20
         2.10  Changed Circumstances; Illegality.................................................................20
         2.11  Increased Costs...................................................................................21
         2.12  Capital Requirements..............................................................................22

SECTION III  CONDITIONS OF LOANS AND LETTERS OF CREDIT...........................................................24
         3.1  Conditions Precedent to Initial Loans and Letters of Credit........................................24
         3.2  Conditions Precedent to all Loans and Letters of Credit............................................26

SECTION IV  REPRESENTATIONS AND WARRANTIES.......................................................................27
         4.1  Organization; Qualification; Business..............................................................27
         4.2  Corporate Authority................................................................................27
         4.3  Valid Obligations..................................................................................28
         4.4  Consents or Approvals..............................................................................28
         4.5  Title to Properties; Absence of Encumbrances.......................................................28
         4.6  Financial Statements...............................................................................28
         4.7  Changes............................................................................................29
         4.8  Solvency...........................................................................................29
         4.9  Defaults...........................................................................................29
         4.10  Taxes.............................................................................................29
         4.11  Litigation........................................................................................30
         4.12  Subsidiaries......................................................................................30
         4.13  Investment Company Act............................................................................30
         4.14  Compliance........................................................................................30
         4.15  ERISA.............................................................................................30
         4.16  Environmental Matters.............................................................................31
         4.17  Restrictions on the Borrower......................................................................32
         4.18  Labor Relations...................................................................................32
         4.19  Margin Rules......................................................................................32
         4.20  Disclosure........................................................................................32

                               TABLE OF CONTENTS
                                  (continued)


SECTION V  AFFIRMATIVE COVENANTS.................................................................................33
         5.1  Financial Statements...............................................................................33
         5.2  Conduct of Business................................................................................34
         5.3  Maintenance and Insurance..........................................................................34
         5.4  Taxes..............................................................................................34
         5.5  Inspection.........................................................................................35
         5.6  Maintenance of Books and Records...................................................................35
         5.7  Use of Proceeds....................................................................................35
         5.8  Further Assurances.................................................................................35
         5.9  Notification Requirements..........................................................................35
         5.10  ERISA Reports; Compliance.........................................................................36
         5.11  Environmental Compliance..........................................................................36

SECTION VI  FINANCIAL COVENANTS..................................................................................37
         6.1  Leverage Ratio.....................................................................................37
         6.2  Fixed Charge Coverage Ratio........................................................................37
         6.3  Minimum EBITDA.....................................................................................37
         6.4  Capital Expenditures...............................................................................37
         6.5  Maximum Contingent Liabilities.....................................................................38

SECTION VII  NEGATIVE COVENANTS..................................................................................38
         7.1  Indebtedness.......................................................................................38
         7.2  Guaranties.........................................................................................39
         7.3  Encumbrances.......................................................................................39
         7.4  Merger; Sale or Lease of Assets; Liquidation.......................................................40
         7.5  Subsidiaries.......................................................................................40
         7.6  Restricted Payments................................................................................41
         7.7  Investments; Purchases of Assets...................................................................41
         7.8  ERISA Compliance...................................................................................42
         7.9  Transactions with Affiliates.......................................................................42
         7.10  Fiscal Year.......................................................................................43
         7.11  Voluntary Prepayments of Indebtedness.............................................................43
         7.12  Use of Proceeds...................................................................................43

SECTION VIII  DEFAULTS...........................................................................................43
         8.1  Events of Default..................................................................................43
         8.2  Remedies...........................................................................................45

SECTION IX  ASSIGNMENT AND PARTICIPATION.........................................................................46
         9.1  Assignment.........................................................................................46
         9.2  Participations.....................................................................................47
         9.3  Disclosure.........................................................................................48

SECTION X  GENERAL...............................................................................................48

                               TABLE OF CONTENTS
                                  (continued)




         10.1  Notices...........................................................................................48
         10.2  Expenses..........................................................................................49
         10.3  Indemnification...................................................................................49
         10.4  Survival of Covenants, Etc........................................................................50
         10.5  Set-Off...........................................................................................50
         10.6  No Waivers........................................................................................51
         10.7  Amendments, Waivers, etc..........................................................................51
         10.8  Binding Effect of Agreement.......................................................................51
         10.9  Lost Note, Etc....................................................................................51
         10.10  Captions; Counterparts...........................................................................51
         10.11  Entire Agreement, Etc............................................................................51
         10.12  Waiver of Jury Trial.............................................................................52
         10.13  Governing Law....................................................................................52
         10.14  Severability.....................................................................................52

                                    EXHIBITS

EXHIBIT A-1 - Form of Revolving Credit Note
EXHIBIT A-2 - Form of Equipment Loan Note
EXHIBIT B - Form of Notice of Borrowing or Conversion
EXHIBIT C - Disclosure
EXHIBIT D - Form of Report of Chief Financial Officer




                                     -iii-